AMENDED AND RESTATED

                           CERTIFICATE OF INCORPORATION

                                        OF

                                    SWWT, INC.

               SWWT, Inc., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

               (1) The name of the Corporation is SWWT, Inc. The
Corporation was originally incorporated under the name Sweetwater, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 17, 1993.

               (2) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the GCL pursuant to a written consent in accordance with Section 228 of the GCL.

               (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

               (4) The text of the Certificate of Incorporation is restated in its entirety as follows:

               FIRST: The name of the Corporation is SWWT, Inc.
(hereinafter the "Corporation").

               SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services Ltd.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

               FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 800,000,000 shares of capital stock, consisting of (i) 750,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) 50,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

               (b) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

               (c) Class of Preferred Stock Outstanding. The Corporation currently has authorized a series of Preferred Stock designated as its Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"). Such series currently consists of 1,000,000 authorized shares. The rights, powers, designations, preferences, qualifications and limitations of such Series B Preferred Stock are set forth in the Certificate of Designations, which is attached hereto as Exhibit A.

               FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

               (b) The Board of Directors shall consist of not less than three or more than twenty-five members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.

               (c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one- third of the total number of directors constituting the entire Board of Directors; provided, however, that in the event that the total number of directors is not divisible by three, remaining directors after even division among the three classes shall be apportioned among the classes beginning with the class with the longest remaining term. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

               (d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

               (e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

               (f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

               SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

               SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.
The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

               The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

               The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

               Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

               EIGHTH: The Corporation expressly elects to be governed by
Section 203 of the GCL.

               NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

               TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

               ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation's By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH and TENTH of this Amended and Restated Certificate of Incorporation or this Article ELEVENTH.

               IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 1st day of August, 2000.

                                            SWWT, INC.



                                            By:/s/ Jonathan V. Diamond
                                            Name: Jonathan V. Diamond
                                            Title: President




                                                                     EXHIBIT A


                        CERTIFICATE OF DESIGNATIONS
                                     OF
                          SERIES B PREFERRED STOCK
                                     OF
                                 SWWT, INC.


                            Pursuant to Section 151 of
                       the Delaware General Corporation Law


               SWWT, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               That, pursuant to the authority vested in the Board of Directors of the Corporation by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation, at a meeting duly convened on April 14, 2000 duly adopted the following resolution:

               RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation by Article FOURTH of the Corporation's Certificate of Incorporation, as amended, of the Preferred Stock, par value $.001 per share, of the Corporation ("Preferred Stock"), there shall be designated a series of 1,000,000 shares which shall be issued in and constitute a single series to be known as "Series B Preferred Stock" (hereinafter called the "Series B Preferred Stock"). The shares of Series B Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:


    I.     VOTING RIGHTS AND PREEMPTIVE RIGHTS

           (a) Except as otherwise provided by law, the holders of the Series B Preferred Stock shall be entitled to vote at or participate in any meeting of stockholders, and to participate in any action proposed to be taken by written consent, in each case with the holders of the common stock, par value $.001 of the Corporation (the "Common Stock") and with the holders of any other series of convertible Preferred Stock having the right to vote on an as converted basis, voting or acting together as one class on an as converted basis, and to receive notice of any such meeting or any such proposed action in the same manner as notice is provided to holders of the Common Stock.

           (b) The holders of the Series B Preferred Stock shall have no preemptive rights or other subscription rights.

    II.    LIQUIDATION

           (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other stock of the Corporation having rights or preferences as to assets junior to the rights and preferences of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to the payment in cash of $.01 per share.

           (b) If, upon any such liquidation, dissolution or winding up, the assets of the Corporation distributable among the holders of the Series B Preferred Stock shall be insufficient to pay to them in full the preferential amounts specified above, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the amounts which would be payable to them respectively, if such preferential amounts were paid to them in full.

           (c) In addition to the amount set forth in paragraph (a) of this
Section II the holders of the Series B Preferred Stock shall also be entitled to such amount per share of the Series B Preferred Stock as would have been payable had each share been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the Company.

    III.   CONVERSION

           The holders of the Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

           (a) CONVERSION. Each share of Series B Preferred shall be automatically converted on the next business day (the "Conversion Date") following the later of (x) the date of filing of a certificate of amendment to the Corporation's Certificate of Incorporation that increases the number of authorized shares of Common Stock to a number sufficient to permit the conversion of all of the then outstanding shares of Series B Preferred Stock into shares of Common Stock and (y) the date on which the Equity Financing (as defined below) is completed. Upon the occurrence of the later of such events, each share of Series B Preferred Stock shall be converted into that number of fully paid and non-assessable shares of the Common Stock determined by dividing (x) 75,777,162 (the "Total Common Stock") (such number being intended to have equaled 21.222 multiplied by the number of shares of outstanding Common Stock of the Corporation, on a fully diluted basis, immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 14, 2000, among the Corporation, E-Newco, Inc. and ENWC Acquisition, Inc.); it being understood that such number reflecting the Total Common Stock shall be adjusted on the Conversion Date to the extent necessary to ensure it so reflects such product) by (y) the aggregate number of shares of Series B Preferred Stock outstanding on the Conversion Date (such quotient, the "Conversion Ratio"). The Conversion Ratio shall be subject from time to time to adjustment as herein set forth. "Equity Financing" shall mean one or more related rounds of financing completed after the Effective Time in connection with which a minimum of $15.0 million of cash is received by the Corporation in connection with the issuance of equity securities (or other securities convertible into, or exercisable or exchangeable for, equity securities) of the Corporation.

           (b) EXCHANGE OF CERTIFICATE. Upon surrender of any certificate or certificates representing Series B Preferred Stock, thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of the Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock on such date.

           (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation shall, at any time or from time to time after the date of issuance of the Series B Preferred Stock, effect a subdivision of the outstanding Common Stock, the number of shares representing the Total Common Stock immediately before that subdivision shall be proportionately increased, and conversely if the Corporation shall at any time or from time to time after the date of issuance of the Series B Preferred Stock combine the outstanding shares of the Common Stock, the number of shares representing the Total Common Stock immediately before the combination shall be proportionately decreased. Any adjustment under this subparagraph
(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

           (d) COMMON STOCK DIVIDENDS. In the event the Corporation at any time, or from time to time after the date of issuance of the Series B Preferred Stock, shall make or issue, or fix a record date for the determination of stockholders entitled to receive, a dividend or other distribution payable in additional shares of the Common Stock, then and in each such event, the Conversion Ratio then in effect shall be adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by increasing the number of shares representing the Total Common Stock by an amount equal to the number of shares of Common Stock that would have been issuable in payment of such dividend or distribution had all of the shares of Series B Preferred Stock been converted into Common Stock immediately prior to such issuance or record date, as applicable; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.

           (e) OTHER DIVIDENDS. In the event the Corporation at any time or from time to time after the date of issuance of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of stockholders entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of the Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of the Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series B Preferred Stock been converted into the Common Stock on the date of such event and had they thereafter, during the term from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this
Section III with respect to the rights of the holders of the Series B Preferred Stock.

           (f) REORGANIZATIONS, ETC. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares, stock dividend, reorganization, merger, consolidation or sale of assets, provided for elsewhere in this
Section III), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other exchange, by holders of the number of shares of the Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

           (g) OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section III) or merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section III with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section III (including adjustment of the Conversion Ratio then in effect and number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after the event as nearly equivalent as may be practicable.

           (h) EQUITABLE ADJUSTMENT. In case any event shall occur as to which the provisions of the Section III are not strictly applicable but the failure to make any adjustment would not fairly protect the rights represented by the Series B Preferred Stock in accordance with the essential intent and principles of this Section III, then, in each such case, the board of directors of the Corporation shall in good faith, using reasonable methods, make or arrange for an equitable adjustment to the number of shares of Common Stock and the Conversion Ration, provided that such adjustment is acceptable to the holders of the majority of shares of Series B Preferred Stock. The adjustments set forth in this Section III shall similarly apply to any and all successive transactions or events requiring any adjustments hereunder.

           (i) COMPUTATION OF ADJUSTMENT. In each case of an adjustment of the Conversion Ratio or the number of shares of the Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall send said certificate to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment is based.

           (j) NOTICE OF CERTAIN EVENTS. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other corporation or to any other entity or person, any consolidation or merger involving the Corporation and any other corporation, or any liquidation or winding up of the Corporation, the Corporation shall send to each holder of Series B Preferred Stock, not more than 20 nor less than 10 days prior to the date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and
(C) the time, if any, that is to be fixed, as to when the holders of record of the Common Stock (or other securities, including the Series B Preferred Stock) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

           (k) NO FRACTIONAL SHARES. No fractional shares of the Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

           (l) AUTHORIZED COMMON STOCK. The Corporation shall take all actions necessary to authorize, and at all times thereafter take all actions to reserve and keep available out of its authorized but unissued shares of the Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

           (m) DELIVERY OF NOTICE. Any notice required by the provisions of this Section III to be given to the holders of shares of the Series B Preferred Stock shall be given by either hand-delivery, telecopy, overnight mail or certified or registered mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation and shall be deemed received, if hand-delivered, upon delivery, if telecopied, upon confirmation of receipt, and if mailed (whether by overnight, certified or registered mail), upon receipt.

           (n) NO AVOIDANCE. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against dilution or other impairment.

    IV.    SERIES B PREFERRED STOCK RESTRICTIONS ON CORPORATE
           ACTION

           Without the consent of the holders of record of a majority of the shares of Series B Preferred Stock at the time outstanding, given in writing or by vote at any regular or special meeting of stockholders, the Corporation shall not amend, alter or remove any of the provisions of the Corporation's certificate of incorporation or authorize any reclassification of the Series B Preferred Stock, in either case so as to affect adversely the preferences, special rights or powers of the Series B Preferred Stock, either directly or indirectly, or through a merger or consolidation with any corporation, or authorize any shares of the Corporation ranking, either as to the payment of dividends or upon liquidation, dissolution or winding up, prior to the Series B Preferred Stock.

    V.     SERIES B PREFERRED STOCK DIVIDENDS

           When and as dividends are declared on the Common Stock, the holders of the Series B Preferred Stock shall be entitled to share in such dividends with the holders of the Common Stock together as one class on an as converted basis.

    VI.    SERIES B  PREFERRED STOCK PAYMENTS

           All payments with respect to the Series B Preferred Stock shall be sent to the holders thereof at their respective addresses, as the same shall appear on the books of the Corporation.

    VII.   OPTIONAL REDEMPTION OF SERIES B  PREFERRED STOCK

           Unless restricted by applicable law, all of the shares of Series B Preferred Stock will be subject to redemption at the option of the Corporation, in whole, but not in part, at a redemption price per share equal to the Pro Rata Cash Balance Per Share (as defined below), in cash out of legally available funds, if the Equity Financing is not completed on or prior to 180 days after the Effective Time (the "Deadline Date"). The election to exercise the optional redemption right under this Section VII shall be made by means of a class vote of the holders of the Common Stock of the Corporation (without participation by holders of the Series B Preferred Stock on an as-converted basis or otherwise) taken within 20 days of the Deadline Date. In the event the Corporation duly elects to redeem the Series B Preferred Stock pursuant to the terms of this Section VII, notice of such redemption shall be given by first class mail, postage paid, mailed to each holder of record of the shares of Series B Preferred Stock at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date (which shall be not less than 10 nor more than 30 days after the date of mailing of the notice and no more than 50 days after the Deadline Date); (ii) the redemption price; and (iii) the place or places where certificates for such shares are to be surrendered for payment for the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money on the redemption date for the payment of the redemption price of the shares of Series B Preferred Stock called for redemption), the shares of Series B Preferred Stock shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series B Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price. "Pro Rata Cash Balance Per Share" shall mean the greater of (1) $0.00 per share and (2) the quotient obtained by dividing (x) the cash and cash equivalents balance held by the Corporation on the Deadline Date as certified in good faith by the Board of Directors of the Corporation, by
(y) the number of shares of Series B Preferred Stock outstanding on the Deadline Date.

    VIII.  AMENDMENTS TO SERIES B PREFERRED STOCK

           The Corporation shall not, without a class vote of the holders of the Common Stock of the Corporation (without participation by holders of the Series B Preferred Stock on an as-converted basis or otherwise) amend, alter or repeal any provision of this Certificate of Designations (including, without limitation, Section VII hereof) so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Common Stock as compared to those of the Series B Preferred Stock.

           IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation by its President, Patrick E. Thomas, this 14th day of April, 2000.


                                        SWWT, INC.



                                        By:    /s/ Patrick E. Thomas
                                        Name:  Patrick E. Thomas
                                        Title: President